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THE LOEWEN GROUP INC.
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                                                                    NEWS


Stock Symbols:
NYSE:            LWN              (Common)
TSE:             LWN              (Common) and LWN.PR.C (Series C Preferred)
ME:              LWN              (Common) and LWNpC (Series C Preferred)



Investor Contacts:                               Media Contact:
Paul Wagler, Senior Vice President, Finance      Dave Laundy, Vice President,
Dwight Hawes, Vice President, Finance            Corp. Communications
The Loewen Group Inc.                            Tel: (604) 293-7857
Tel: (800) 347-7010



                                FOR IMMEDIATE RELEASE
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LOEWEN GROUP ANNOUNCES CASH DIVIDENDS ON COMMON AND PREFERRED SHARES


VANCOUVER, BC, December 5, 1996 -- The Loewen Group Inc. announced today that a cash dividend of US [$0.08] per share on the Company's Common shares has been declared payable on January 21, 1997 to shareholders of record at the close of business on January 7, 1997. For Canadian shareholders, the dividend will be paid in Canadian funds converted at the Bank of Canada noon exchange rate on January 7, 1997. It is expected that the Common shares will begin trading ex-dividend on January 3, 1997.

The Company also announced today that the scheduled quarterly cash dividend of Cdn $0.375 per share on the Company's 6% Cumulative Redeemable Convertible First Preferred Shares, Series C has been declared payable on January 2, 1997 to shareholders of record on December 20, 1996. It is expected that the preferred shares will begin trading ex-dividend on December 18, 1996.

With corporate offices in Burnaby, British Columbia, Cincinnati and Philadelphia, The Loewen Group Inc. is the second largest funeral home and cemetery operator in North America. The Company employs approximately 13,000 people and owns or operates 951 funeral homes and 299 cemeteries across the United States and Canada. Over 90% of the Company's revenue is derived from the United States.